MEASURMENT
   SPECIALTIES
---------


PRESS RELEASE
                                   12/14/2004

            MEASUREMENT SPECIALTIES EXECUTES DEFINITIVE AGREEMENT TO
                            ACQUIRE MWS SENSORIK GMBH

                        Frank Guidone, CEO - 973 808-3020

                          Aimee Boutcher - 973 239-2878

FAIRFIELD, NJ, DECEMBER 14, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has entered into a definitive agreement to acquire MWS Sensorik GmbH ("MWS") for 900,000 ( 650,000 at close and 250,000 in deferred payments), or approximately $1.2 million. The transaction is expected to close on or before January 10, 2005, and will be effective as of January 1, 2005.

"The acquisition of MWS is another step in our effort to build a global shock and vibration group" commented Frank Guidone, Company CEO. "MWS has focused largely on the crash test market in Germany, and is a nice compliment to Entran's position in France. For fiscal 2006, we expect MWS to contribute approximately $1.2 million in sales, and more than $250,000 in operating profit, assuming post-closing synergies."

MWS (www.mws-sensorik.de), based in Pfaffenhofen, Germany, integrates and distributes accelerometers and other sensors, sold primarily to the automotive crash test market. MWS has historically used MSI's silicon micromachined accelerometer as their die for piezoresistive sensors. MWS sells its products to a wide variety of end-users, including Audi, BMW, Mercedes and Daimler-Chrysler, among others.

Peter Bay, MWS Managing Director and principle shareholder commented "I am looking forward to a continuing successful cooperation between our two companies. Aside from the opportunities to leverage the China manufacturing operation, we are excited about the prospects of having access to the entire MSI product line."

ABOUT MSI

Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, motion, force, displacement, tilt, flow and distance. MSI Sensors uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. The Consumer


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division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating acquired businesses; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue

Measurement Specialties, Inc., 10 Washington Ave., Fairfield, NJ 07004-3877, USA


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